UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MATERIAL SCIENCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 23, 2006

Dear Shareowner:

The 2006 Annual Meeting of Shareowners will be held on Thursday, June 22, 2006, at 10:00 a.m. (EDT) at our Application Research Center, 6855 Commerce Boulevard, Canton, Michigan. We hope you will attend. We will be voting on the matters outlined in the attached notice of annual meeting and proxy statement. We also will hear management’s report regarding the past fiscal year’s operations.

It is important that your shares be represented at the meeting, regardless of the number you own or whether or not you plan to attend. Accordingly, we urge you to vote your shares as soon as practicable.

I look forward to seeing you on June 22, 2006.

Sincerely,

DR. RONALD A. MITSCH

Non-Executive Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Material Sciences Corporation will be held on Thursday, June 22, 2006, at 10:00 a.m. (EDT) at our Application Research Center, 6855 Commerce Boulevard, Canton, Michigan, for the following purposes:

1.	To elect seven directors to the Board;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2007; and

3.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote “FOR” the election of the nominated directors and “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Shareowners of record at the close of business on May 1, 2006, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to shareowners. Registration will begin at 9:00 a.m., and seating will begin at 9:45 a.m. Each shareowner may be asked to present valid picture identification, such as a driver’s license or passport. Shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Jeffrey J. Siemers

Executive Vice President, Chief Administrative and

Financial Officer and Secretary

Elk Grove Village, Illinois

May 23, 2006

PROXY STATEMENT

This proxy statement is solicited by Material Sciences Corporation (“MSC” or the “Company”) and contains information related to the annual meeting of shareowners of the Company to be held on Thursday, June 22, 2006, beginning at 10:00 a.m. (EDT), at our Application Research Center, 6855 Commerce Boulevard, Canton, Michigan, and at any postponements or adjournments thereof. This proxy statement is being mailed on or about May 23, 2006 to all shareowners entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareowners will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2006 performance and respond to appropriate questions from shareowners.

Who is entitled to vote at the meeting?

Only shareowners of record at the close of business on May 1, 2006, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. If you were a shareowner of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting or at any postponements or adjournments of the meeting.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the meeting. If one or more shareowners give notice before the voting at the meeting of their intention to cumulate their votes in the election of directors, all shareowners entitled to vote shall have the right to so cumulate their votes. We have not received such notice from a shareowner as of the date of this proxy statement but if such notice is given to us prior to the voting at the meeting, each holder of our common stock will be entitled, for each share held, to one vote for each director being elected and may cast all such votes for a single nominee (who has been nominated by the Board or in accordance with our By-Laws) or distribute such votes among two or more such nominees. If such notice is given, each executed proxy will grant the person or persons named therein discretionary authority to cumulate votes in connection with the election of directors, except no votes represented by such proxy may be voted for any nominee with respect to which authority to vote has been withheld on the proxy card or voting instruction card and except to the extent that specific instructions have been given on the proxy card or voting instruction card as to cumulative voting. In the event of cumulative voting, if voting authority is withheld from a particular nominee or nominees, votes will be cumulated in favor of the other nominees, and if different specific instructions are given, the specific instructions will be followed.

Who can attend the meeting?

Shareowners as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:00 a.m., and seating will begin at 9:45 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A majority of the outstanding shares of our common stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. The close of business on May 1, 2006, has been fixed as the record date for the determination of shareowners entitled to notice of and vote at the meeting. On that date, there were 14,746,574 shares of our common stock outstanding and entitled to vote.

Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum at the meeting. If there is not a quorum at the meeting, the shareowners entitled to vote at the meeting, whether present in person or by proxy, will only have the power to adjourn the meeting until such time as there is a quorum. The meeting may be reconvened without notice to shareowners other than an announcement at the prior adjourned meeting, within 30 days after the record date and a quorum must be present at such reconvened meeting.

How do I vote?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Shareowners whose shares of our common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. “Street name” shareowners should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board and management do not expect any additional matters to be presented at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter presented for voting at the meeting, or at any adjournment or postponement thereof, requiring a vote of the shareowners arise, the proxy confers upon the person or persons named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. Such authority includes the discretionary authority of the person or persons named on the proxy card to cumulate votes so as to elect the maximum number of directors.

How can I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of MSC a written notice of revocation;

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in “street name”, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

How do I vote my 401(k) shares?

If you are one of our many employees who participate in the MSC common stock fund under our 401(k) plan, you will receive from the plan trustee a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct the plan trustee how to vote your plan shares. If you do not give voting instructions to the plan trustee within the time specified by the plan trustee, your plan shares will be voted by the plan trustee in the same proportion as shares held by the plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by June 19, 2006, by filing with the plan trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

What vote is required to approve each item?

Election of Directors. Directors will be elected by the vote of the holders of a majority of shares of common stock represented at the meeting in person or by proxy unless there is cumulative voting. If the vote is conducted by cumulative voting, then the seven nominees receiving the greatest number of votes shall be elected as directors. Shares of common stock as to which authority to vote for the election of one or more director nominees is withheld on the enclosed proxy or voting instruction card will not be counted in determining the number of shares necessary for approval if the vote is conducted by cumulative voting.

Other Items. For each other item, including the ratification of the appointment of Deloitte & Touche LLP, the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy will be required for approval. Abstentions will be treated as being present and entitled to vote on the items and, therefore, will have the effect of votes against the proposal.

Effect of Broker Non-Votes. Brokers, banks or other nominees have discretionary authority to vote shares without instructions from beneficial owners on matters considered “routine” by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; therefore, your shares may be voted on these matters if your shares are held in the name of a brokerage firm, even if you do not provide the brokerage firm with instructions. On non-routine matters, nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions, resulting in a broker non-vote for those shares. Shares represented by such broker non-votes will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of our common stock?

The following table contains information regarding the persons known to us that beneficially own more than 5% of our common stock as of May 1, 2006.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent (1)
T. Rowe Price Associates, Inc. (2)	1,687,600	11.4%
100 E. Pratt Street Baltimore, MD 21202

Dimensional Fund Advisors, Inc. (3)	1,072,727	7.3%
1299 Ocean Ave. 11th Floor Santa Monica, CA 90401

Royce & Associates, LLC (4)	902,500	6.1%
1414 Avenue of the Americas New York, NY 10019

Wellington Management Company LLP (5)	846,500	5.7%
75 State Street Boston, MA 02109

Wells Fargo & Company (6)	895,562	6.1%
420 Montgomery Street San Francisco, CA 94104

Frank L. Hohmann III (7)	1,803,070	12.2%
c/o Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, Illinois 60007

(1)	Based upon the number of shares of our common stock outstanding on May 1, 2006.
(2)	Based on a Schedule 13G/A filed on February 14, 2006 by T. Rowe Price Associates, Inc. (“T. Rowe”), T. Rowe has sole voting power with respect to 256,300 shares and sole dispositive power with respect to all 902,500 shares.
(3)	Based on a Schedule 13G/A filed on February 6, 2006 by Dimensional Fund Advisors, Inc. (“Dimensional Fund”), Dimensional Fund has sole voting and dispositive power with respect to all such shares. According to the Schedule 13G/A, all of the shares are owned by advisory clients of Dimensional Fund and, therefore, Dimensional Fund disclaims beneficial ownership of all such shares.
(4)	Based on a Schedule 13G/A filed on January 30, 2006 by Royce & Associates, LLC (“Royce”), Royce has sole voting and dispositive power with respect to all such shares.
(5)	Based on a Schedule 13G filed on February 14, 2006 by Wellington Management Company, LLP (“Wellington”), Wellington has shared voting power with respect to 539,000 shares and shared dispositive power with respect to 846,000 shares. According to the Schedule 13G, all of the shares are owned of record by clients of Wellington, which is deemed to beneficially own such shares in its capacity as investment advisor.
(6)	Based on a Schedule 13G/A filed on February 2, 2006 by Wells Fargo & Company (“WF”) and Wells Capital Management Incorporated (“WCM”), WF has sole voting power with respect to 818,580 shares, sole dispositive power with respect to 894,062 shares and shared dispositive power with respect to 1,500 shares. WCM has sole voting power with respect to 808,500 shares and sole dispositive power with respect to 878,562 shares.

(7)	Mr. Hohmann has sole voting and dispositive power with respect to 1,736,650 shares and shared voting and dispositive power with respect to 40,000 shares held in a private charitable foundation, for which Mr. Hohmann serves as trustee and for which he disclaims beneficial ownership. The number of shares beneficially owned also includes: 5,000 shares held in trust for the daughter of Mr. Hohmann, for which Mr. Hohmann is not the trustee and for which he disclaims beneficial ownership and 10,700 shares beneficially owned by Mr. Hohmann’s adult son, for which Mr. Hohmann disclaims beneficial ownership. This amount also includes 10,720 shares that may be acquired through the exercise of currently exercisable options.

How much common stock do our directors and executive officers own?

The following table provides certain information, as of May 1, 2006, on the beneficial ownership of our common stock by each director of MSC, each nominee for director of MSC, the executive officers (including our former Chief Executive Officer) named in the Summary Compensation Table below, and the directors and executive officers of MSC as a group. To our knowledge, each person has sole voting and investment power for the shares shown unless otherwise noted. The address of all officers and directors described below is c/o Material Sciences Corporation, 2200 East Pratt Blvd., Elk Grove Village, IL 60007.

Name	Number of shares directly owned (1)		Shares under exercisable options (2)		Total shares beneficially owned	Percent of class
Non-Employee Directors

Avrum Gray	—		4,420		4,420	*

Frank L. Hohmann III	1,792,350	(3)	10,720		1,803,070	12.2%

Dr. Ronald A. Mitsch	26,021		10,818		36,839	*

Mr. John Reilly	3,000		—		3,000	*

John D. Roach (4)	1,465		3,907		5,372	*

Curtis G. Solsvig III	10,000		3,907		13,907	*

Samuel Licavoli	—		—		—	*

Named Executive Officers

Ronald L. Stewart	—		—		—	*

Jeffrey J. Siemers	491		—		491	*

Mark J. Gresser	2,328		—		2,328	*

John M. Klepper	6,110		5,731		11,841	*

Kevin Williams	—		—		—	*

Clifford D. Nastas	18,496		—		18,496	*

All Executive Officers and Directors as a group (13 Persons)	1,860,261		39,503	(5)	1,899,764	12.9%

*	Less than 1%
(1)	Includes all shares deemed beneficially owned in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, except for shares that may be acquired through the exercise of stock options, which information is set forth separately.
(2)	Includes shares subject to options that are exercisable on May 1, 2006 and options which become exercisable within 60 days thereafter.
(3)

Mr. Hohmann has sole voting and dispositive power with respect to 1,736,650 shares and shared voting and dispositive power with respect to 40,000 shares held in a private charitable foundation, for which Mr. Hohmann serves as trustee and for which he disclaims beneficial ownership. The number of shares beneficially owned also includes: 5,000 shares held in trust for the daughter of Mr. Hohmann, for which Mr. Hohmann is not the trustee and for which he disclaims beneficial ownership and 10,700 shares beneficially owned by Mr. Hohmann’s adult son, for which Mr. Hohmann disclaims beneficial ownership.

(4)	Includes 1,465 shares for Mr. Roach which may be issuable within 60 days pursuant to his deferred stock unit account established under the 2001 Compensation Plan for Non-Employee Directors. Mr. Roach has deferred receipt of such stock until January 1, 2009.
(5)	Includes shares underlying currently exercisable options to purchase 39,503 shares of common stock that our current directors and executive officers have the right to acquire within 60 days of May 1, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of shares of our common stock with the SEC. Directors, executive officers and greater than 10% shareowners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of filings with the SEC, copies of such reports furnished to us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, from March 1, 2005 through February 28, 2006, our directors, executive officers and greater than 10% shareowners complied with the reporting requirements of Section 16(a).

ELECTION OF DIRECTORS

(Item No. 1 on Proxy or Voting Instruction Card)

The seven persons listed below are proposed to be elected for a period to end at the 2007 Annual Meeting of Shareowners, when they may be proposed to be re-elected or successors are elected and qualified at that meeting or, as provided in our By-Laws, upon the earlier of death, resignation or removal. Unless authority to vote for one or more nominees is withheld in the proxy, signed proxies that are returned will be voted for approval of the election of the seven nominees listed below. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends. All of the nominees currently serve as members of the Board. As previously disclosed, John D. Roach has informed us that he will not stand for re-election to the Board upon completion of his term of service at the 2006 Annual Meeting of Shareowners.

Information regarding the nominees, as of May 1, 2006, is set forth below, including their ages, the period each has served on the Board and the nominees’ business experience.

Mr. Avrum Gray Age 70	Director since 2003
Mr. Gray is Chairman and Founding Partner of G-Bar Limited Partnership and affiliates (1982 to present), one of the nation’s largest independent options trading firms and a leading specialist in computer-based arbitrage activities in the derivatives markets; Chairman of the Board of Alloy Consolidated Industries, a privately held automotive aftermarket company (1969-1991); and Chairman of the Board, Lynch Systems, Inc., (1991-2001), a capital equipment manufacturer. Mr. Gray is a member of the Board of Directors of Lynch Corporation, an AMEX listed manufacturing company (1999 to Present); Nashua Corporation, a NASDAQ National Market listed manufacturer of paper products and labels (2001 to Present); SL Industries, Inc., an AMEX listed manufacturer of power and data quality equipment and systems (2001 to Present); Lynch Interactive Corp., a multimedia services corporation; currently a member of Illinois Institute of Technology Financial Markets and Trading Advisory Board; a trustee of Spertus College; a governing member of the Chicago Symphony Orchestra; former member of Illinois Institute of Technology Board of Overseers MBA program; former chairman of Chicago Presidents Organization; former Chairman of the Board of Trustees of Spertus College; and former Presidential Appointee to the United States Department of Commerce.
Mr. Frank L. Hohmann III Age 60	Director since 2002
Mr. Hohmann, a private investor, has been a director since February 2002. Mr. Hohmann spent 23 years with Donaldson, Lufkin & Jenrette, which was acquired by Credit Suisse First Boston. Mr. Hohmann was a managing director in the equity derivatives group at Credit Suisse First Boston until he retired on January 2, 2002. From 1974 to 1978, he was managing director at WM Sword and Co. He is a member of the board of directors of Egerton Capital Limited, Mount European Fund, U. Vine Limited and a trustee of Winterthur Museum.

Mr. Sam Licavoli Age 65	Director since April 2006
Mr. Licavoli is currently retired after serving as the President and Chief Executive Officer of the Industrial Group of Businesses at Textron, Incorporated from January 2002 through March 2003. Prior to this he served as Chairman, President and Chief Executive Officer of Textron Industrial Company from July 2000 through March 2003 and as Chairman, President and Chief Executive Officer of Textron’s Automotive Group from June 1998 through July 2000. Mr. Licavoli served as President of Textron’s Automotive Trim Company from 1996 through June 1998. He is a member of the Board of Directors of Siegel Robert, Waterbury Companies, and Breeze Industrial Products Corporation.

Dr. Ronald A. Mitsch Age 71	Director since 1999
Dr. Mitsch was named our Non-Executive Chairman of the Board in April 2003. Dr. Mitsch retired as Vice Chairman and Executive Vice President, Industrial and Consumer Markets and Corporate Services of the 3M Company in 1998. Dr. Mitsch had served in these capacities since 1995. Since joining the 3M Company in 1960, Dr. Mitsch held several key management positions including Senior Vice President, Research and Development. Dr. Mitsch is a member of the board of directors of The Lubrizol Corporation and is a Life Trustee of Hamline University.

Mr. John Reilly Age 62	Director since 2004
Mr. Reilly is the retired Chairman, President and CEO of Scott Technologies, Inc. He has more than thirty years of experience in the automotive industry, where he has served as a senior officer with a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation, Navistar International and has served as President of Brunswick Corporation and Chairman, CEO and President of Figgie International. Mr. Reilly serves on the Board of Directors of Exide Technologies, where he is Non-Executive Chairman of the Board.

Mr. Curtis G. Solsvig III Age 51	Director since 2003
Mr. Solsvig is Managing Director of Everett & Solsvig, a management consulting and portfolio management services company that he founded in 2002. He previously served as president of Gerhardt, Inc., a company he formed in 1991 to provide management-consulting services in workout and turnaround situations. Prior to 1991, Solsvig held management positions with Alvarez & Marsal, Inc. and The Boston Consulting Group. He serves on the boards of Egerton Capital and Pangborn Corporation.

Mr. Clifford D. Nastas Age: 43	Director since December 2005
Mr. Nastas has served as our Chief Executive Officer and as a member of the Board since December 1, 2005. Mr. Nastas served as our President and Chief Operating Officer from June 2005 to December 2005, and as our Executive Vice President and Chief Operating officer from October 2004 through June 2005. Prior to that time, he held numerous executive positions with MSC including: Vice President and General Manager of the Engineered Materials and Solutions Group from May 2004 to October 2004; Vice President of Sales and Marketing of the Engineered Materials and Solutions Group from July 2003 to May 2004; and Vice President of Marketing of MSC Laminates and Composites Inc. from January 2001 to July 2003. Mr. Nastas served as the Global Automotive Business Director for Honeywell International Inc., a technology and manufacturing provider of aerospace products, control technologies, automotive products, specialty chemicals and advanced materials, from 1995 until he joined the Company in January 2001.

The Board of Directors recommends a vote FOR the election of each of the directors listed above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

How often did the Board meet in fiscal 2006?

The Board held 34 meetings, including 14 telephonic meetings, during fiscal 2006. Each current director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member.

What is the attendance policy for directors at our annual meeting?

All directors properly nominated for election at the meeting are expected to attend the annual meeting of shareowners. At the 2005 annual meeting of shareowners, all of the directors then nominated for election, except for Mr. Roach, were present. Mr. Hohmann attended the meeting telephonically.

Which of our directors are independent?

The Compensation, Organization and Corporate Governance Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Seven of MSC’s eight current directors are non-employee directors. Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards), information provided by the non-employee directors and MSC did not indicate any material transactions or relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable or familial) which would impair the independence of any of the non-employee directors. Based on the report of the Compensation, Organization and Corporate Governance Committee, the Board affirmatively determined that each of its non-employee directors nominated for election at the annual meeting are independent under applicable New York Stock Exchange listing standards.

Which members of the Audit Committee meet the independence and financial literacy requirements for audit committee members?

All three current members of the Audit Committee meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that Messrs. Reilly and Solsvig satisfy the “audit committee financial expert” criteria established by the Securities and Exchange Commission and have accounting and financial management expertise as required under the New York Stock Exchange listing requirements.

What committees has the Board established?

The Board’s Audit Committee and Compensation, Organization, and Corporate Governance Committee are each comprised of independent directors under applicable New York Stock Exchange listing standards. The following is a description of those committees’ members, responsibilities and the number of meetings they each held in fiscal 2006:

Committee	Members	Primary Responsibilities	# of Meetings

Audit	Reilly (Chairperson) Solsvig Mitsch

•      Assists the Board in its oversight of the company’s accounting, auditing and reporting practices.

•      Monitors the integrity of the company’s consolidated financial statements, the company’s compliance with legal and regulatory requirements and the company’s system of internal controls.

•      Selects, evaluates, and, when appropriate, replaces the independent auditor, and pre-approves audit, internal control-related and permitted non-audit services.

•      Monitors the qualifications, independence and performance of the company’s internal and independent auditors.

17, including 7 telephonic

Compensation, Organization and Corporate Governance	Hohmann (Chairperson) Gray Licavoli Mitsch Roach

•      Determines the compensation of our executive officers and key employees.

•      Reviews and approves cash incentive compensation paid to key employees.

•      Reviews and makes recommendations to the Board regarding the company’s compensation and benefit plans and policies.

•      Reviews corporate practices relating to succession planning.

•      Identifies and recommends candidates for election to the Board.

•      Oversees the evaluation of the Board and management.

•      Approves our corporate governance principles and our Code of Business Ethics.

12, including 4 telephonic

The Board has adopted written charters for each of the Audit and the Compensation, Organization and Corporate Governance Committees which set forth the roles and responsibilities of each committee. Those written charters are available on our website at www.matsci.com and are available to any shareowner in print upon request.

In November 2005, in connection with the appointment of Clifford D. Nastas as Chief Executive Officer, the Board formed an Executive Committee. The duties of the Executive Committee include advising the Chief Executive Officer with respect to strategic and operational planning and management development. The members of the Executive Committee are Mr. Solsvig, who serves as the Executive Committee’s chairperson, Dr. Mitsch and Mr. Nastas. In fiscal 2006, the Executive Committee held no formal meetings, but Messrs. Solsvig and Nastas met generally on a weekly basis.

Does the Board have a lead director and does it hold executive sessions?

The Board of Directors approved the Corporate Governance Guidelines which designates the chairperson of the Compensation, Organization and Corporate Governance Committee as the lead director of the Board when our Chief Executive Officer also holds the position of Chairman of the Board. The lead director’s primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The position of Chief Executive Officer and Chairman are not currently held by the same person. Accordingly, Dr. Mitsch, as Non-Executive Chairman of the Board, presides over the executive sessions of the Board. Dr. Mitsch was re-appointed as Non-Executive Chairman of the Board to serve a term ending on June 22, 2006, or until his earlier death, resignation or removal.

How can I communicate with the Board?

Interested parties, including shareowners, may communicate with the Board, Dr. Mitsch, the lead director, the Chairman of the Audit Committee or the non-employee directors as a group by writing to those individuals or the group at the following address: Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

The Compensation, Organization and Corporate Governance Committee approved a process for handling letters received by MSC and addressed to the Board, the lead director, the Chairman of the Audit Committee or the non-employee directors as a group. Under that process, MSC’s Secretary reviews all such correspondence and regularly forwards to the directors a summary of all such correspondence, together with copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by MSC that is addressed to members of the Board and request copies of such correspondence. There was no such correspondence received during fiscal 2006.

When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist MSC in effectively addressing your concern, you may choose to remain anonymous, and MSC will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of the Audit Committee and handled in accordance with the procedures established by the Audit Committee with respect to such matters.

How are directors compensated?

Each non-employee director receives (1) an annual retainer of $30,000, (2) $1,000 per meeting for attendance at Board meetings or Board committee meetings (other than Audit Committee meetings), (3) $1,500 per meeting for attendance at Audit Committee meetings, (4) $10,000 per year for chairing the Audit Committee, (5) $5,000 per year for chairing the Compensation, Organization and Corporate Governance Committee,

(6) $1,000 for special telephonic meetings and (7) reimbursement for normal travel expenses. The annual retainer is paid in cash, shares of common stock, deferred stock units entitling such non-employee directors to receive stock at a future date or any combination thereof based on the preference of the director. In addition to Board and other committee fees noted above, the Non-Executive Chairman of the Board receives an annual fee of $75,000. Members of the Executive Committee, except for the chairperson, do not receive any additional compensation for their services on the Executive Committee. So long as Mr. Solsvig serves as chairperson of the Executive Committee, he will receive an additional $100,000 directors fee per fiscal quarter, subject to Board review of the fee prior to the commencement of each fiscal quarter, with the Board reserving the authority to adjust or terminate the fee payable for each quarter. The fee is pro rated for any quarter of partial service as chairperson of the Executive Committee. Mr. Solsvig was paid $100,000 for his service as chairperson of the Executive Committee during the last quarter of fiscal 2006. For the first quarter of fiscal 2007, the Board determined to continue the $100,000 fee for chairing the Executive Committee.

The Board adopted the 2004 Long-Term Incentive Plan for Non-Employee Directors on May 13, 2004. The plan provides for phantom stock units (payable only in cash) to be granted to each non-employee director on March 1, June 1, September 1 and December 1 of each fiscal year. Each unit represents the number of shares of our common stock equal to the quotient of $8,500 divided by the closing sale price of our common stock on the grant date. The units vest immediately and are redeemable upon the earlier of (1) five years from the date of grant or (2) such director ceasing to be a member of the Board of Directors for certain reasons. Upon redemption, the director receives a cash amount equal to the number of shares of common stock represented by the unit multiplied by the 30-day trading average of our common stock. No grants may be made under the plan after May 12, 2009.

Do we have Corporate Governance Guidelines?

We are committed to the highest standards of corporate governance. The Board has adopted a set of Corporate Governance Guidelines, which, among other things, sets forth the qualifications and other criteria for director nominees, as established by the Compensation, Organization and Corporate Governance Committee. The desired skills and experience for prospective Board members is described in more detail below under the caption “Director Nominations to be Considered by the Board.” Our Corporate Governance Guidelines are available on our website at www.matsci.com and are available in print to any shareowner who requests them.

Pursuant to our Guidelines and to better align the interests of our shareowners with our directors and executive officers, we require each director and executive officer to invest a specified amount in MSC pursuant to a program established in 1999. Our Compensation, Organization and Corporate Governance Committee oversees this program.

Do we have a Code of Business Ethics?

All of our directors and employees, including our Chief Executive Officer and Chief Financial Officer, are required to abide by our Code of Business Ethics, which is in compliance with the requirements of the New York Stock Exchange and the Securities and Exchange Commission, to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Business Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Our Code of Business Ethics is available on our website at www.matsci.com and is available in print to any shareholder who requests it.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information relating to securities authorized under MSC’s equity compensation plans. MSC’s shareowners have approved all of these plans.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	228,799	$13.04	1,062,439
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	228,799	$13.04	1,062,439

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

(Item No. 2 on Proxy or Voting Instruction Card)

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2007, and has further directed that the Board submit the selection of the independent registered public accounting firm for ratification by the shareowners at the annual meeting.

Shareowner ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte & Touche LLP to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. If the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of MSC and its shareowners.

Fees Paid to Independent Auditors

The following table sets forth the amount of fees billed by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ended February 28, 2005 and 2006.

	2006	2005
Audit	$1,280,755	$1,433,363
Audit Related	64,500	320,052
Tax	103,015	157,100
All Other	30,565	9,400

Total Fees	$1,478,835	$1,919,915

Audit Fees.    This category includes the fees for professional services performed by Deloitte & Touche for the audit of the Company’s annual financial statements, attestation of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements for both 2006 and 2005.

Audit Related Fees.    Audit-related fees for 2006 were for audits of our benefit plans. Audit Related fees for 2005 were associated with activities in support of our Sarbanes-Oxley readiness project during fiscal 2005 and the costs of our benefits plan audits.

Tax Fees.    Tax fees for 2006 and 2005 were for support for preparation of federal and state tax returns and related tax compliance matters.

All Other Fees.    All Other fees in 2006 were for advice related to the sale of the Electronic Materials and Devices segment and other potential transactions, and in 2005 were for advice related to the development of compensation plans.

Pre-Approval of Services by Independent Registered Public Accounting Firm

The Audit Committee has adopted a pre-approval policy for the provision of audit, non-audit and internal control-related services by our independent registered public accounting firm. Pursuant to this policy, which was implemented in December 2002, the Audit Committee approves on an annual basis all audit, permissible non-audit and internal control-related services provided by our independent registered public accounting firm and all related fees. The Audit Committee chairperson or any other two members of the Audit Committee can approve audit, non-audit and internal control-related services required in the absence of a quorum of the Audit Committee. The chairperson or members who approve such services must report, for information purposes only, any pre-approved decisions to the Audit Committee at its next scheduled meeting. In limited and exceptional circumstances, MSC may engage our independent registered public accounting firm to perform non-audit services without pre-approval, so long as the aggregate amount of such services do not exceed $10,000, the services were not recognized to be non-audit services at the time of the engagement and the services and fees are promptly brought to the attention of the Audit Committee and approved by either the Audit Committee, the Audit Committee Chairperson or any other two members of the Audit Committee before completion of our audit. In pre-approving the services generating fees in fiscal 2006, the Audit Committee did not rely on the de minimis exception to the Securities and Exchange Commission’s pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services.

In making its recommendation to appoint Deloitte & Touche LLP, as our independent registered public accounting firm for the fiscal year ending February 28, 2007, the Audit Committee determined that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP.

Attendance of Independent Auditors at Annual Meeting

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

REPOR T OF AUDIT COMMITTEE

Management is responsible for MSC’s financial reporting process, including its internal accounting and financial controls, its disclosure controls and procedures, the internal audit function, and compliance with MSC’s legal and ethics programs, as well as the preparation of consolidated financial statements in conformity with generally accepted accounting principles. MSC’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of MSC’s consolidated financial statements in accordance with generally accepted auditing standards and for the issuance of a report on those financial statements. The Audit Committee has relied on management’s representation that the financial statements have been prepared with objectivity and in conformity with accounting principles generally accepted in the U.S., and on discussions with Deloitte & Touche LLP regarding matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. The Audit Committee’s responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by MSC to shareowners, the Securities and Exchange Commission and others, monitoring MSC’s financial reporting processes and internal control systems and retaining and overseeing MSC’s independent auditor and internal auditors. A more complete description of the duties and responsibilities of the Audit Committee is set forth in its written charter adopted by the Board of Directors.

In overseeing the preparation of the financial statements of MSC, the Audit Committee met with management and Deloitte & Touche LLP to review and discuss MSC’s audited financial statements prior to their issuance and to discuss significant accounting policies applied by MSC in its financial statements, as well as alternative treatments, if any.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence. The Audit Committee has also reviewed the non-audit services provided by Deloitte & Touche LLP, and considered whether the provision of those services was compatible with maintaining the independence of the auditors.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of MSC be included in its Annual Report on Form 10-K for the fiscal year ended February 28, 2006, and be filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Mr. John P. Reilly, Chairperson

Dr. Ronald A. Mitsch

Mr. Curtis G. Solsvig, III

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table discloses compensation received during the periods indicated by all persons serving as our Chief Executive Officer during fiscal 2006 and the four other highest compensated executive officers employed by us as of February 28, 2006.

Names and Principal Position	Fiscal Year	Annual Compensation					Long-Term Compensation Awards			All Other Compensation ($)(2)
		Salary ($)		Bonus ($)		Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#)
Ronald L. Stewart	2006	291,091		—		28,313	—		—	—
Chief Executive Officer (Until November 30, 2005)	2005	375,000		1,823,803	(4)	47,929	—		—	215,588

Clifford D. Nastas	2006	318,821	(3)	220,395	(5)	10,220	—		—	6,566
Chief Executive Officer (December 1, 2005 – Present)	2005 2004	278,800 220,967		609,571 56,329	(4) (6)	12,600 120,739	— 7,182	(8)	— —	9,211 10,019

Jeffrey J. Siemers	2006	235,986		—		—	—		—	7,390
Executive Vice President, Chief Administrative and Financial Officer and Secretary	2005	145,131	(7)	207,914	(4)	—	—		—	7,694

Mark J. Gresser	2006	242,000		125,000	(5)	9,230	—		—	7,976
Vice President, Sales & Marketing

John M. Klepper Vice President, Human Resources	2006 2005 2004	167,024 161,100 141,203		150,099 233,283 28,777	(5) (4) (6)	— — 13,001	— — 6,156	(8)	— — —	6,796 8,927 9,292

Kevin R. Williams	2006	157,141	(3)	64,899	(5)	26,518	—		—	6,860
Vice President, Operations (July 15, 2005 – Present)

(1)	Includes perquisites such as an automobile allowance, local living allowance and transportation, cash in lieu of vacation time per company policy and other personal benefits paid to the executive. Mr. Stewart’s compensation includes $21,000 and $42,000 related to local living allowances and transportation in fiscal 2006 and 2005, respectively. Mr. Nastas’ compensation includes $10,220, $12,600 and $6,129 of country club dues and expenses in fiscal 2006, 2005 and 2004, respectively and relocation costs of $100,360 in fiscal 2004. Mr. Gresser’s compensation includes country club dues and expenses of $7,234. Mr. Williams’ compensation includes relocation costs of $19,518 in fiscal 2006.
(2)	In 2006, includes (a) 35% matching contributions to the Savings and Investment Plan (Mr. Nastas $2,891, Mr. Siemers $3,715, Mr. Gresser $4,301 and Mr. Klepper $3,121); and (b) payments of $3,675 each to the Defined Contribution Plan accounts (Mr. Nastas, Mr. Siemers, Mr. Gresser and Mr. Klepper) and $2,750 for Mr. Williams. Mr. Stewart was paid consulting fees of $212,000 in fiscal 2005 related to service as a consultant to MSC prior to his employment by MSC.
(3)	In 2006 includes (a) for Mr. Nastas $93,750 of base salary for his service as Chief Executive Officer from December 1, 2005 and (b) for Mr. Williams $120,227 of base salary for his service as Vice President, Operations from July 15, 2005.
(4)

Represents (a) payments under the Management Incentive Plan (Mr. Stewart $183,336, Mr. Nastas $163,581, Mr. Siemers $81,090 and Mr. Klepper $78,517); (b) cash payments under the 2001 Long Term Incentive Plan (Mr. Klepper $12,900, Mr. Nastas $41,000); (c) cash payments for phantom stock awards earned in fiscal year 2005 (Mr. Stewart $1,640,467, Mr. Nastas $104,990, Mr. Siemers $101,824, Mr. Klepper $91,866); (d) cash payments to liquidate the executive’s Supplemental Retirement Plan (Mr. Nastas $50,000 and Mr. Klepper $50,000); (e) cash payments for retention (Mr. Nastas $250,000); and (f) other incentive bonuses (Mr. Siemers $25,000).

(5)	Represents (a) discretionary bonus pool payouts (Mr. Nastas $25,000, Mr. Gresser $25,000 and Mr. Klepper $15,000); (b) cash payments for retention (Mr. Nastas $195,395, Mr. Gresser $100,000 and Mr. Klepper $135,099); and (c) payments under the Gross Margin Incentive Plan for Mr. Williams $64,899.
(6)	Represents (a) Economic Value Added Plan incentive payments (Mr. Nastas $39,771 and Mr. Klepper $23,477 and (b) cash payments under the 2001 Long Term Incentive Plan which vested March 1, 2004 (Mr. Nastas $16,558 and Mr. Klepper $5,300).
(7)	Salary from July 12, 2004, the day Mr. Siemers joined MSC as Vice President, Chief Financial Officer and Secretary.
(8)	Includes the value of shares of restricted stock (Mr. Nastas 700 shares and Mr. Klepper 600 shares) granted under the Merit/Stock Exchange Program at market value ($10.26) in lieu of all or a portion of the executive’s merit increase for fiscal 2004. The restrictions were removed on March 1, 2004.

Option/SAR Grants in Last Fiscal Year

There were no options or stock appreciation rights granted to the named executive officers listed in the Summary Compensation Table above during fiscal 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The following table provides information on option exercises and unexercised option values for the named executive officers listed in the Summary Compensation Table above.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In- the-Money Options at Fiscal Year end ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald L. Stewart	0	$0	0	0	$0	$0
Clifford D. Nastas	17,168	$76,913	0	0	$0	$0
Jeffrey J. Siemers	0	$0	0	0	$0	$0
John M. Klepper	0	$0	5,731	0	$17,250	$0
Mark J. Gresser	1,624	$4,060	0	0	$0	$0
Kevin R. Williams	0	$0	0	0	$0	$0

(1)	The value of unexercised options is based on a market price of $13.01 (the closing market price on February 28, 2006), less the exercise price. The exercise price of all options granted to the above named individuals was the fair market value of a share of common stock on the date of grant.

Long Term Incentive Plan Awards – Awards in Last Fiscal Year

On August 18, 2005, MSC adopted the 2005 Long Term Incentive Plan (“LTIP”) and the Compensation, Organization and Corporate Governance Committee made the first grant of awards under the LTIP. Payouts under the awards, if any, will generally be made 60% in shares of restricted stock and 40% in cash. Payouts under the fiscal 2006 awards will be made only to the extent that MSC meets an EBITDA performance goal determined by the Compensation, Organization and Corporate Governance Committee. Potential payments under the LTIP, which is considered to be a long-term incentive plan for reporting purposes, are shown in the table below for the named executive officers listed in the Summary Compensation Table above.

Name	Number of Shares, Units or Other Rights (#))	Performance or Other Period Until Maturation or Payout		Estimated Future Payouts Under Non-Stock Price-Based Plans
				Threshold ($)	Target ($ )	Maximum ($)
Ronald L. Stewart	(1)	3/1/05–2/29/08	(2)	375,000	500,000	750,000
Clifford D. Nastas	(1)	3/1/05–2/29/08	(2)	187,500	250,000	375,000
Jeffrey J. Siemers	(1)	3/1/05–2/29/08	(2)	120,000	160,000	240,000
John M. Klepper	(1)	3/1/05–2/29/08	(2)	75,000	100,000	150,000
Mark J. Gresser	(1)	3/1/05–2/29/08	(2)	75,000	100,000	150,000
Kevin R. Williams	(1)	3/1/05–2/29/08	(2)	75,000	100,000	150,000

(1)	No units have been awarded under the LTIP. For each LTIP award cycle and for the award term, a maximum dollar value payout is determined.
(2)	The awards granted in fiscal year 2006 have an award term commencing March 1, 2005 and ending February 29, 2008 and have two award cycles (March 1, 2005 through February 28, 2006 and March 1, 2006 through February 28, 2007). Each of the executive officers named in the above table were eligible in the first award cycle, and are eligible in the second award cycle, to receive a payout of 25% of the Target amount for such executive officer if the performance goal is achieved for such award cycle, subject to make-up rights over the entire award term. The performance goal for the first award cycle was not met so no payouts were made. If the performance goal for the award term is met, each of the named officers would be entitled to receive a payout as shown in the above table, as reduced by any previous payments made with respect to the two award cycles.

Employment and Other Agreements

We entered into a letter agreement with Mr. Stewart, effective March 1, 2004. Under this agreement, Mr. Stewart served as our Chief Executive Officer, and Mr. Stewart was entitled to receive a base salary of $388,125 in fiscal 2006 and a monthly travel allowance, and to participate in our customary fringe and welfare benefits. Mr. Stewart resigned effective November 30, 2005.

Retention agreements were in effect for Messrs. Klepper and Nastas from February 29, 2004 to June 30, 2005 (except in the case of Mr. Nastas, whose agreement became effective April 6, 2004). In their retention agreements, each executive officer agreed to the buyout and termination of his rights under MSC’s Supplemental Executive Retirement Plan (“SERP”). The SERP buyout price ($50,000 for Mr. Klepper and $50,000 for Mr. Nastas) was paid on May 31, 2005. Each retention agreement also provided for a retention bonus ($135,099 for Mr. Klepper and $195,395 for Mr. Nastas) which was paid on May 31, 2005. Mr. Nastas also received an additional retention bonus of $250,000 on September 30, 2004. As part of the retention agreement, each executive forfeited his March 2003 long-term incentive award ($20,000 in cash and 2,000 restricted shares from Mr. Klepper and $35,000 in cash and 3,500 restricted shares from Mr. Nastas) and certain stock options (4,465 options from Mr. Klepper, and 12,584 options from Mr. Nastas).

We entered into severance and change in control agreements with Messrs. Nastas, Siemers, Gresser, Williams and Klepper which became effective on June 30, 2005 (except for the agreements with Messrs. Gresser and Williams, which became effective July 15, 2006). The agreements have a term of one year, automatically renewable for successive one-year terms unless either party gives written notice at least 60 days prior to the expiration of the then current term that such party seeks to terminate the agreement as of June 30 of the then current year. The agreements provide that each executive officer has the right to receive severance if his employment terminates under certain circumstances. In the event that the Company terminates the executive’s employment for any reason other than for cause, death or disability, or if the executive terminates his employment in the event of a constructive discharge prior to a change in control, the executive will be entitled to receive severance in the amount of 1.0 times the sum of such executive’s base salary and the amount awarded to the executive under the management incentive plan for the most recently completed fiscal year (the “Compensation Amount”).

In the event that we terminate the executive’s employment for any reason other than for cause, death or disability, or if the executive terminates his employment in the event of a constructive discharge within 15 months of a change in control, the executive will be entitled to receive severance in the amount of 1.5 times such executive’s Compensation Amount. In addition, all stock options or shares of restricted stock which are unvested immediately prior to a change in control shall become fully vested and remain exercisable for at least ninety days after change in control. The executives are also entitled to outplacement and other benefits under the agreement, and are subject to non-competition and non-solicitation covenants following termination.

On March 9, 2004, we granted Messrs. Stewart, Klepper and Nastas phantom stock units and on July 12, 2004 we granted Mr. Siemers phantom stock units (Mr. Stewart 100,000, Mr. Klepper 5,600, Mr. Nastas 6,400 and Mr. Siemers 6,207), fifty percent of which vested on the date the fair market value of a share of common stock equaled or exceeded $14.00 for 30 trading days and fifty percent of which vested on the date the fair market value of a share of common stock equaled or exceeded $15.00 for 30 trading days. All phantom stock units vested on December 16 and 17, 2004, and the awards were paid in cash.

Certain Relationships and Related Transactions

Mr. Stewart served as a consultant to MSC during fiscal 2004. Mr. Stewart received a deferred payment of $212,000 in fiscal 2005 related to his consulting contract.

Kevin Williams, MSC’s current Vice President, Operations, became an executive officer of MSC in April 2006. In November 2005, he relocated to the Chicago area and at that time, MSC granted him a loan in the principal amount of $75,000 for certain relocation expenses. The loan bore interest at a rate of 4.25% per annum, was full recourse to Mr. Williams and became tentatively payable on May 1, 2006, but no later than May 1, 2007. The largest aggregate amount of debt outstanding during fiscal year 2006 was $75,000 in principal and $742 in interest. The loan was repaid in full with interest of $1,423 on May 17, 2006.

Pension Plans

As a result of the SERP payouts described above, we no longer maintain any supplemental pension plan for any executive officer named in the Summary Compensation Table.

REPORT OF COMPENSATION, ORGANIZATION AND

CORPORATE GOVERNANCE COMMITTEE

The Compensation, Organization and Corporate Governance Committee (the “Committee) oversees, approves and administers the compensation policies and plans for MSC’s employees, including executive officers, reviews officer compensation levels and evaluates management performance and organization. During fiscal 2005, the Committee assumed the responsibilities previously preformed by the Corporate Governance Committee, including identifying and recommending candidates for election to the Board, overseeing the evaluation of the Board and approving the corporate governance principles and Code of Business Ethics. The Committee is composed exclusively of non-employee directors who are independent under applicable New York Stock Exchange listing standards. This report only covers a discussion of the Committee’s philosophy and actions with respect to executive compensation.

Compensation Philosophy

The MSC compensation program is designed to reward executives based on favorable performance and results. Compensation policies and plans (including benefits) are designed to attract and retain top quality and experienced executives by providing the opportunity to earn competitive cash compensation based on corporate, business unit and individual performance plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for MSC’s shareowners. Equity ownership is further emphasized through share retention and ownership guidelines established by the Committee, which are discussed later in this report.

The Committee seeks to attract executive talent by offering competitive base salaries and annual and long-term performance incentive opportunities. It is the Committee’s practice to provide incentives that promote both the short and long-term financial objectives of MSC. Achievement of short-term objectives is rewarded through base salary and annual performance incentives, while long-term incentive grants (including phantom stock units payable in cash) encourage executives to focus on MSC’s long-term goals as well. These incentives are based on financial objectives of importance to MSC, including revenue and earnings growth and creation of shareowner value. MSC’s compensation program also accounts for individual performance, which enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

The Committee compares MSC’s senior management compensation levels with those of a group of companies in industries related to MSC and similar-size companies in the general industry. In addition, the Committee and senior management periodically review the effectiveness and competitiveness of MSC’s executive compensation structure with the assistance of independent consultants. Such consultants are generally engaged by, and report directly to, the Committee; however, senior management has engaged, and may in the future engage, compensation consultants, subject to Committee approval and oversight.

The key elements of executive compensation are base salary, annual performance incentive awards and long-term incentive grants. It is the Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group within the mid-level range of compensation for persons having similar responsibilities at companies in the comparison group.

Elements of Executive Compensation

Base Salary

The Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management. In each case, the Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience and competitive salary practices.

Base salaries increased 3.5% due to merit for Messrs. Nastas, Klepper and Siemers on March 1, 2005. In addition, Mr. Nastas received a 13% increase in his base salary during fiscal 2006 when he became Chief Executive Officer. Mr. Williams also received a 44% increase in his base salary during fiscal 2006 when he became Vice President, Operations.

In fiscal 2000, MSC introduced a program to promote greater stock ownership in MSC by officers. The Merit/Stock Exchange Program allows an officer to elect to receive a merit increase in base salary in the form of stock, rather than in cash, during periods MSC’s trading window is open for officers.

Performance-Based Annual Incentive Awards

Cash incentive opportunity for management employees is determined on an annual basis and is targeted at median competitive levels based upon the comparison group of companies discussed above. For fiscal 2006, the Committee adopted a management incentive plan that generally provided that full-time management employees selected by the Committee were able to earn an incentive bonus based on MSC’s earnings before interest and taxes (“Profit”). The Committee established a target level of Profit and participants became eligible for a payout if Profit was at least 80% of the target level.

Each participant’s bonus opportunity was a specified percentage of his or her eligible compensation (the “Bonus Opportunity”). Officer employees would receive an incentive payout equal to 50% of the Bonus Opportunity if Profit was at least 80% of the target level, 100% of the Bonus Opportunity if Profit was 100% of the target level and 150% of the Bonus Opportunity if Profit was 120% of the target level. Since Profit did not reach the target level for fiscal 2006, no cash payments were made under the management incentive plan.

The Committee has reserved the right to establish a discretionary bonus payout in order to further the Company’s best interests in attracting, retaining and rewarding employees in the event Company performance falls below the threshold described above. The Committee considered whether a discretionary bonus payout was appropriate for fiscal year 2006. In doing so, the Committee determined that the failure to meet the Profit target levels was due to circumstances not entirely in the control of management employees and that a bonus payout was important to attract and retain employees. The Committee established a $400,000 discretionary bonus pool for fiscal year 2006. Mr. Nastas was awarded $25,000 from this pool and was authorized to make the remaining payments under the pool as he deemed appropriate. Messrs. Gresser and Klepper received cash payouts of $25,000 and $15,000, respectively, from the discretionary bonus pool. Mr. Williams began fiscal 2006 participating in the Gross Margin Incentive Plan in his capacity as manager of the Company’s Walbridge facility. He did not participate in the management incentive plan and did not receive any payouts from the discretionary bonus pool in fiscal 2006, because the Committee determined that he should continue his participation in the Gross Margin Incentive Plan for the remainder of fiscal 2006, pursuant to which he received $64,899.

Long-Term Incentive Awards

Prior to fiscal 2005, long-term incentives for senior management consisted primarily of stock options, restricted stock and cash awards. Beginning in fiscal 2005, the Committee determined to focus less on stock options and more on stock and cash long term incentives. In fiscal 2005, the Committee provided long-term incentives solely in the form of phantom stock units payable in cash. Phantom stock units in fiscal 2005 were granted to Messrs. Stewart, Siemers, Nastas and Klepper and are described in more detail under “Employment and Other Agreements.”

During fiscal 2006, the Committee adopted and shareowners approved the LTIP. The compensation opportunities under the LTIP are tied directly to the financial and strategic performance of MSC for a preset period beginning each March 1 and generally continuing for three fiscal years or such other period as determined by the Committee. The Committee establishes one or more performance measures for an award term or an award cycle. The term for the awards granted in fiscal 2006 begins on March 1, 2005 and ends on February 29, 2008.

The fiscal 2006 awards have two award cycles (March 1, 2005 through February 28, 2006 and March 1, 2006 through February 28, 2007). The Committee determined that the performance goal for each award cycle should be based on EBITDA for that cycle and the performance goal for the entire award term should be based on cumulative EBITDA for the award term. Awards are payable in both stock and cash. Awards were made to Messrs. Stewart, Nastas, Siemers, Gresser and Williams in fiscal 2006 upon the approval of the LTIP by the shareowners, but the performance goals for the 2006 awards were not achieved for the first award cycle and accordingly, no payouts were made under the LTIP in fiscal 2006.

Retention Arrangements

MSC entered into new severance and change in control agreements with Messrs. Nastas, Siemers and Klepper effective June 30, 2005 and with Messrs. Gresser and Williams effective July 15, 2005. The Committee believed it was in the best interests of MSC and its shareowners to provide them with an incentive to remain with the Company by providing them with certain benefits in the event there is a change in control or termination without cause. For details regarding these agreements, see “Employment and Other Agreements.”

Compensation of the Chief Executive Officer

Ronald L. Stewart (March 1, 2005-November 30, 2005)

Effective March 1, 2004, Mr. Stewart replaced Michael J. Callahan, who retired on February 29, 2004, as President and Chief Executive Officer. In connection with the recruitment of Mr. Stewart, the Committee negotiated a compensation package with Mr. Stewart that included an annual salary of $375,000, inclusion in MSC’s management incentive plan described above under “Performance-Based Annual Incentive Awards”, 100,000 phantom stock units (payable in cash) and other perquisites. Mr. Stewart’s compensation was determined by the Committee in accordance with its stated goals as described above, but also in consideration of the fact that Mr. Stewart’s employment arrangement was for a two year period. Mr. Stewart’s compensation was tied to MSC’s performance as described in “Elements of Executive Compensation” above.

Clifford D. Nastas (December 1, 2005 – present)

Effective December 1, 2005, Mr. Nastas replaced Mr. Stewart as Chief Executive Officer. In connection with the promotion of Mr. Nastas, the Committee negotiated a compensation package with Mr. Nastas that included an annual salary of $350,000, inclusion in MSC’s management incentive plan described above under “Performance-Based Annual Incentive Awards”, participation in the LTIP and other perquisites. Mr. Nastas’ compensation was determined by the Committee in accordance with its stated goals as described above. Mr. Nastas’ compensation is tied to MSC’s performance as described in “Elements of Executive Compensation” above.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million in any taxable year for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

The Committee considers the anticipated tax treatment to MSC and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code.

The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of MSC and its shareowners.

Executive Share Retention Guidelines

The Committee believes that senior management should have a significant equity interest in MSC. In order to promote equity ownership and further align the interests of management with MSC’s shareowners the Committee has adopted share retention and ownership guidelines for senior management. Under these guidelines, certain executives are expected to invest a specified multiple of their respective base salary in MSC, including through the ownership of common stock, restricted stock units, shares held in MSC’s Savings and Investment Plan, restricted shares in MSC’s long-term incentive plans and the value of vested stock options. Mr. Nastas, as MSC’s Chief Executive Officer is expected to invest five times his annual base salary and each of the other named executive officers is expected to invest two times his annual base salary. The Committee periodically reviews share ownership levels of those persons subject to these guidelines.

Compensation, Organization and Corporate Governance Committee

of the Board of Directors

Mr. Frank L. Hohmann III (Chairperson)

Mr. Avrum Gray

Dr. Ronald A. Mitsch

Mr. John D. Roach

PERFORMANCE GRAPH

The following chart shows total shareowner returns, assuming $100 was invested on February 28, 2001 in Material Sciences Corporation, the S&P SmallCap 600 Index and the S&P SmallCap 600 Materials Group, with dividends, if any, reinvested through February 28, 2006.

TOTAL RETURN INDEX

OTHER MATTERS

Shareowner Proposals and Director Nominations for 2007 Annual Meeting of Shareowners

Proposals of shareowners intended to be presented at the 2007 Annual Meeting of Shareowners must be received by us no later than January 23, 2007, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to Secretary, Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

Under our By-Laws, shareowners may nominate directors or bring other business before our 2007 Annual Meeting of Shareowners by delivering notice to us (containing certain information specified in the By-Laws) no earlier than March 24, 2007 nor later than April 23, 2007. Please note that these requirements are separate and apart from, and in addition to, the Securities and Exchange Commission’s requirements that a shareowner must meet to have a shareowner proposal included in our proxy statement as discussed above. A copy of the full text of the provisions of the By-Laws discussed above may be obtained from our public filings with the Securities and Exchange Commission or by writing the Secretary of MSC.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Director Nominations to be Considered by the Board

Nominations for the election of directors may be made at times other than at the annual meeting by the Board of Directors or by a shareowner entitled to vote generally in the election of directors. The Compensation, Organization and Corporate Governance Committee has the authority to retain a third party search firm to assist it in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees. For a nomination to be properly made by any shareowner and be considered for recommendation by the Board to the shareowners and included in our proxy statement for the 2007 annual meeting, written notice of such shareowner’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Secretary of MSC (and must be received by the Secretary) no later than January 23, 2007. Such notice shall set forth: (1) the name and address of the shareowner making the nomination and of the person to be nominated; (2) the number of shares of common stock beneficially owned by that shareowner; (3) the name, age, business address and residence of the nominee; (4) the principal occupation or employment of the nominee; (5) the number of shares of common stock of MSC beneficially owned by the nominee; and (6) the written consent of the nominee to having such nominee’s name placed in nomination at the meeting and to serve as a director if elected. In order for a shareowner nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined from time to time by the Compensation, Organization and Corporate Governance Committee.

MSC evaluates director nominees recommended by shareowners in the same manner in which it evaluates other director nominees. MSC has established through its Compensation, Organization and Corporate Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by shareowners, and address the issues of experience and personal attributes. In identifying candidates for positions on the Board, the Compensation, Organization and Corporate Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2006, the Company did not use any search firm or pay any fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Board, with the assistance of the Compensation, Organization and Corporate Governance Committee, selects potential new Board members using the criteria and priorities established from time to time. Desired personal attributes for potential director nominees include: unquestioned personal integrity, loyalty to MSC and concern for its success and welfare, courage to criticize, application of sound business ethics and independent judgment, awareness of a directors’ vital part in MSC’s good corporate citizenship and the corporate image, time available for meetings and consultation on MSC matters, independence and the absence of conflict of interests, wide contacts with business and political leaders, and willingness to assume responsibility on behalf of all shareowners to oversee the management of the enterprise.

Desired experience for potential director nominees include: high-level leadership experience in business or administrative activities with public companies, relevant ongoing business, governance or administrative activities, specialized expertise in relevant industries, breadth of knowledge about issues affecting MSC, and ability and willingness to contribute special competencies to Board activities.

The composition, skills and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

Solicitation of Proxies

We will bear the cost of the solicitation. In addition to solicitation by mail, we will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of our common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. In addition, we expect to pay approximately $900 for assistance by Georgeson Shareholder services for certain mailing services for the proxy statement. Some of our officers and other employees may solicit proxies personally, by telephone, by mail, facsimile transmission or other forms of electronic communication. Our officers and employees will not receive any additional compensation for such activities.

Additional Information

We will provide, without charge to each shareowner upon written request, a copy of our Annual Report on Form 10-K, including the financial statement schedules, for our most recent fiscal year. Individuals interested in receiving such Form 10-K should by written request contact:

Shareowner Relations Department

Material Sciences Corporation

2200 East Pratt Boulevard

Elk Grove Village, IL 60007

By Order of the Board of Directors,

Jeffrey J. Siemers

Executive Vice President, Chief

Administrative

and Financial Officer and Secretary

Elk Grove Village, Illinois

May 23, 2006

Notice of Annual Meeting

of Shareowners

and Proxy Statement

Meeting Date

June 22, 2006

YOUR VOTE IS IMPORTANT!

Please promptly vote your proxy.

MATERIAL SCIENCES CORPORATION

2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007

PROXY — Solicited on Behalf of the Board of Directors — PROXY

Annual Meeting of Shareowners to be Held on June 22, 2006

Please mark, date and sign on reverse side and return in the enclosed envelope

The undersigned hereby appoints Dr. Ronald A. Mitsch and Clifford D. Nastas, as proxies, each with full power of substitution to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Material Sciences Corporation held of record by the undersigned, at the Annual Meeting of Shareowners of Material Sciences Corporation to be held on June 22, 2006, at 10:00 a.m., ET at the Company’s Application Research Center, 6855 Commerce Boulevard, Canton, Michigan, or at any adjournment or postponement thereof.

Your vote for seven directors may be indicated on the reverse side. Avrum Gray, Frank L. Hohmann III, Samuel Licavoli, Clifford D. Nastas, Dr. Ronald A. Mitsch, John P. Reilly, and Curtis G. Solsvig III, have been nominated for election of directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no contrary direction is given, the shares represented by this proxy will be voted (1) for the election of all nominees for director; (2) for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending February 28, 2007; and (3) in favor of authorizing proxies to vote upon such other business as may properly come before this meeting. Unless a contrary direction is given, this proxy will grant the persons named as proxies herein discretionary authority to cumulate votes in connection with the election of directors. If you withhold your vote for a nominee, all of your cumulative votes will be allocated to the remaining nominees as determined by the proxies.

(Continued and to be marked, dated and signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECT SEVEN DIRECTORS: (duly nominated and named on the reverse side of this proxy and listed to the right)		NOMINEES: 01 Avrum Gray, 02 Frank L. Hohmann III, 03 Samuel Licavoli, 04 Dr. Ronald A. Mitsch, 05 Clifford D. Nastas, 06 John P. Reilly, and 07 Curtis G. Solsvig III	2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending February 28, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR all nominees ☐	WITHHOLD AUTHORITY to vote for all nominees ☐		3. Authorize proxies to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Withhold votes from nominee(s) (write name(s) of nominee(s)) or give cumulative voting instructions (write name(s) of nominee(s) and number of votes allocated to such nominee(s)) as indicated on the line below:

Signature	Signature	Date

Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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